                                                                      Exhibit 99

                             A. H. Belo Corporation
          Unaudited Pro Forma Combined Condensed Statement of Earnings
                       Three Months Ended March 31, 1997

                                            Historical                       Pro Forma
                                     -----------------------  ----------------------------------------
                                                               Providence
                                                  Providence     Journal     Elimination of
                                        Belo        Journal    Adjustments      AHN (g)      Combined
                                      ---------   ----------   -----------   -------------- ----------
                                                    (in thousands, except per share data)
Net operating revenues
   Broadcasting                       $  92,002    $ 28,421    $     --       $      --     $ 120,423
   Newspaper publishing                 137,179      19,590          --              --       156,769
   Other                                  3,521       4,351          --            (297)        7,575
                                      ---------    --------    --------       ---------     ---------
      Total net operating revenues      232,702      52,362          --            (297)      284,767

Operating costs and expenses            161,917      56,324          --          (8,069)      210,172
Depreciation                             14,356       6,289         946 b          (305)       21,286
Amortization                              8,978       3,080       4,773 a            --        16,831
                                      ---------    --------    --------       ---------     ---------
Earnings (Loss) from operations          47,451     (13,331)     (5,719)          8,077        36,478

Interest expense                        (13,447)     (2,700)     (6,054)c            --       (22,201)
Other, net                                1,249      13,946          --          (2,454)       12,741
                                      ---------    --------    --------       ---------     ---------

Earnings (Loss) before income taxes      35,253      (2,085)    (11,773)          5,623        27,018
Income taxes                             17,626        (509)     (3,226)d            --        13,891
                                      ---------    --------    --------       ---------     ---------

Net earnings (loss)                   $  17,627    $ (1,576)   $ (8,547)      $   5,623     $  13,127
                                      =========    ========    ========       =========     =========


   Net earnings per common and
      common equivalent share(e)      $    0.38                                             $    0.21
                                      =========                                             =========

Weighted average shares outstanding      45,874                                                62,239
                                      =========                                             =========


See accompanying notes.

                                                                     Exhibit 99


                             A. H. Belo Corporation
          Unaudited Pro Forma Combined Condensed Statement of Earnings
                       Three Months Ended March 31, 1996

                                           Historical                         Pro Forma
                                      ----------------------  ----------------------------------------
                                                               Providence
                                                  Providence    Journal      Elimination of
                                        Belo       Journal     Adjustments      AHN (g)      Combined
                                      ---------   ----------   -----------   -------------- ----------
                                                   (in thousands, except per share data)
Net operating revenues
   Broadcasting                       $  70,607    $ 43,382    $     --       $    --       $ 113,989
   Newspaper publishing                 115,871      30,125          --            --         145,996
   Other                                    766       1,608       3,025 f          --           5,399
                                      ---------    --------    --------       -------       ---------
      Total net operating revenues      187,244      75,115       3,025            --         265,384

Operating costs and expenses            144,762      79,673       6,472 f      (2,601)        228,306
Depreciation                             11,635       5,675       1,758 b,f       (11)         19,057
Amortization                              4,936       4,170       7,881 a          --          16,987
                                      ---------    --------    --------       -------       ---------
Earnings (Loss) from operations          25,911     (14,403)    (13,086)        2,612           1,034


Interest expense                         (8,864)     (5,084)     (9,447)c          --         (23,395)
Other, net                                4,341         954       2,395 f      (1,190)          6,500
                                      ---------    --------    --------       -------       ---------
Earnings (Loss) before income taxes      21,388     (18,533)    (20,138)        1,422         (15,861)
Income taxes                              8,664      (4,834)     (7,091)d          --          (3,261)
                                      ---------    --------    --------       -------       ---------

Net earnings (loss)                   $  12,724    $(13,699)   $(13,047)      $ 1,422       $ (12,600)
                                      =========    ========    ========       =======       =========



   Net earnings (loss) per common and
      common equivalent share(e)      $    0.33                                             $   (0.20)
                                      =========                                             =========

Weighted average shares outstanding      38,876                                                64,271
                                      =========                                             =========


See accompanying notes.

                             A. H. Belo Corporation
                     Notes to Unaudited Pro Forma Combined
                        Condensed Statement of Earnings


NOTE 1:  GENERAL

The pro forma combined condensed statement of earnings reflects the following:

(i) Issuance of 25,395,000 shares of A. H. Belo Corporation (the "Company" or "Belo") Series A Common Stock at a price of $34.275 per share and the payment of $587,096,000 in cash to acquire all of the issued and outstanding shares of The Providence Journal Company ("PJC");

(ii) Exclusion of the operations of America's Health Network ("AHN"), as the Company has announced the pending sale of its ownership interest;

(iii) In 1996, acquisition by PJC for controlling interest in Television Food Network ("TVFN") prior to execution of the PJC acquisition agreement;

Belo currently owns two television stations in the Seattle, Washington market (KIRO and KING). To comply with FCC regulations that require the Company to divest one of these stations, Belo has entered into an agreement among multiple parties whereby, through an exchange of assets, it will exchange KIRO for CBS affiliate KMOV in St. Louis, Missouri. The transaction is expected to close during the second quarter of 1997. No effect has been given to this transaction in these unaudited pro forma combined condensed statements of earnings.


NOTE 2:  UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS

Pro forma adjustments giving effect to the PJC acquisition in the unaudited pro forma combined condensed statement of earnings reflect the following:

(a) Amortization of the excess of the purchase price over net tangible assets acquired, on a straight-line basis over 40 years, except for certain amounts attributable to newspaper subscriber lists, which are being amortized over 18 years. This adjustment is net of the elimination of the PJC historical amortization of excess acquisition costs over the values assigned to net tangible assets acquired in prior acquisitions.

(b) Depreciation of the step-up in basis to the fair market value for fixed assets acquired.

(c) Increase in interest expense resulting from net borrowings incurred to finance a portion of the purchase price. The interest rate on borrowings is assumed to be 6% and 6.1% for 1997 and 1996, respectively, which is based on Belo's weighted average borrowing rates during the quarters. A change of 1/8 of 1% in the assumed interest rate would change the pro forma quarter interest expense by approximately $500,000.

(d)      Income tax effect of pro forma adjustments.

                             A. H. Belo Corporation
                     Notes to Unaudited Pro Forma Combined
                 Condensed Statement of Earnings (Continued)


(e) Earnings per share based upon the weighted average number of shares of Belo common and common equivalent shares outstanding, including 25,395,000 shares of Series A Common Stock issued in connection with the acquisition, as if they had been issued at the beginning of the year.

(f) To reflect the pro forma effect of PJC increasing its investment and obtaining a controlling interest in TVFN as if the transaction had been made as of the beginning of 1996.

(g)      Elimination of the results of operations of AHN.  See Note 1 (ii).